Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Ascent Solar Technologies, Inc. Fourth Amended and Restated 2005 Stock Option Plan of our report dated March 15, 2010, with respect to the consolidated financial statements of Ascent Solar Technologies, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of Ascent Solar Technologies, Inc., filed with the Securities and Exchange Commission.

/s/ Hein & Associates LLP

Denver, Colorado

December 22, 2010